Exhibit 99.1

Soluna Surpasses One Gigawatt of Clean Computing Projects with Launch of Two New Sites

Projects Gladys and Fei highlight the company’s diversification into solar and expansion of wind-powered data centers

ALBANY, NY, August 26, 2025 – Soluna Holdings, Inc. (“Soluna” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications, including Bitcoin mining and AI, announced today that the company has reached a key milestone with One Gigawatt (“GW”) of clean computing projects in either operation, construction, or development, positioning the company to lead the way in sustainable data center development in the United States.

The milestone was reached with the launch of two new Texas-based sites: Project Fei, a solar-powered facility in northern Texas, and Project Gladys, a wind-powered facility in the southeast region of the state.

Project Fei is a 100 MW data center co-located with a 240 MW utility-scale solar farm, Soluna’s second solar-based project to date. Developed in partnership with a global leader in energy infrastructure investment, Project Fei will convert underutilized solar energy into clean, high-performance computing power. The project is currently advancing through land acquisition, power contract negotiation, and ERCOT interconnection planning.

The project honors Dr. Fei-Fei Li, a pioneering AI researcher, whose work, including the creation of ImageNet, has helped shape the modern era of artificial intelligence and ethical computing.

“Reaching one gigawatt of clean computing projects in our total development pipeline is a transformative moment for Soluna. Getting these projects from development to operational will put us on par with some of the biggest companies in the world when it comes to clean-powered computing capacity, including Amazon, Meta, and Google,” said John Belizaire, CEO of Soluna. “This means we may be able to effectively displace nearly 48 million metric tons of CO₂, equivalent to removing 11 million cars from the road over the life of these assets, and we believe this is just the beginning of what clean computing can do.”

Project Gladys, a 150 MW facility, will be co-located with a 226 MW wind farm and developed in partnership with a prominent U.S.-based independent power producer (IPP) managing over $40 billion in assets and more than 80 energy facilities nationwide.

The project is currently advancing through land acquisition, power contract negotiation, and ERCOT interconnection planning. It is named after Dr. Gladys West, the mathematician whose groundbreaking work in geospatial modeling paved the way for modern GPS technology.

As Soluna continues to scale its flexible, renewable-powered data center platform, the company expects to announce additional expansions and partnerships in the coming months. With a long-term power pipeline now totaling 2.8 GW, Soluna is accelerating its mission to make clean computing the default infrastructure for AI and Bitcoin.

The company will now focus on completing definitive power purchase agreements, land agreements, and ERCOT planning for Projects Gladys and Fei.

For updates and more information, visit www.solunacomputing.com.

Soluna’s glossary of terms can be found here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Other examples of forward-looking statements may include, but are not limited to, statements of Soluna’s plans and objectives, including with respect to the development of Project Gladys and Project Fei, and our expectations with respect to the amount of renewable energy Project Gladys and Project Fei will deliver. Soluna may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (“SEC”), in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the SEC. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

About Soluna Holdings, Inc. (Nasdaq: SLNH)

Soluna is on a mission to make renewable energy a global superpower, using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications, including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions and superior returns. To learn more, visit solunacomputing.com and follow us on:

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Contact Information

Public Relations

West of Fairfax for Soluna

Soluna@westof.co